Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 33-84558 of Kohl's Corporation on Form S-8 of our report dated July 24, 2013, appearing in this Annual Report on Form 11-K of Kohl's Department Store, Inc. Savings Plan for the year ended February 2, 2013.
/s/ Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
July 24, 2013